Exhibit 99.1

         FOSSIL, INC. REPORTS RECORD FOURTH QUARTER AND YEAR-END RESULTS

            Fourth Quarter Net Sales Increases 23% to $318.4 Million;
                 Fourth Quarter Diluted EPS Rises 28% to $0.50;
                 Fiscal 2004 Diluted EPS Increases 34% to $1.25

    RICHARDSON, Texas, Feb. 22 /PRNewswire-FirstCall/ -- Fossil, Inc. (Nasdaq:
FOSL) today reported fourth quarter net sales and earnings for the thirteen-week period ("Fourth Quarter") and fiscal year ended January 1, 2005 with each period reflective of the 3 for 2 stock split completed April 8, 2004.

    Fourth Quarter Results:

     * Net sales increased 22.8% to $318.4 million compared to $259.2 million in 2003;
     * Gross profit grew 29.8% to $175.9 million, or 55.2% of net sales, compared to $135.5 million, or 52.3% of net sales, in 2003;

     * Operating income rose 22.7% to $56.9 million, or 17.9% of net sales compared to $46.3 million, or 17.9% of net sales in 2003;

     * Net income increased 29.6% to $37.6 million compared to $29.0 million in 2003; and
     * Diluted earnings per share rose 28.0% to $0.50, on 74.7 million weighted average shares outstanding compared to $0.39, on 73.5 million weighted average shares outstanding in 2003.

    "Strong sales growth across all geographic areas fueled record setting results," began Mike Kovar, Senior Vice President and Chief Financial Officer. "The Company significantly increased its advertising spending domestically and internationally during the quarter to spur growth in a sluggish economy, introduce new product and establish brand name presence. Infrastructure spending also continued to allow the Company to meet its current needs and establish a solid foundation for future growth. While these additional expenditures limited further earnings leverage during the quarter we were pleased that we were able to report solid results while funding these important initiatives," stated Mr. Kovar.

    For the Fiscal Year Ended January 1, 2005:
     * Net sales rose 22.9% to $960.0 million compared to $781.2 million in 2003;
     * Gross profit grew 27.5% to $510.1 million, or 53.1% of net sales compared to $400.0 million, or 51.2% of net sales in 2003;
     * Operating income increased 32.5% to $145.5 million, or 15.2% of net sales compared to operating income of $109.7 million, or 14.0% of net sales in 2003;
     * Net income rose 36.2% to $93.1 million compared to $68.3 million in 2003;
     * Diluted earnings per share increased 34.3% to $1.25 compared to $0.93 in 2003.

    Worldwide net sales rose 22.8% (18.7% excluding currency gains) during the Fourth Quarter with particular strength in licensed watch, accessory and jewelry categories. Total international wholesale sales rose 25.5% (16.9% excluding currency gains). Sales in Europe increased 23% (12.6% excluding currency gains), primarily as a result of increased sales of FOSSIL(R) watches and jewelry and licensed watches. Other international sales rose by 34.4% (31.6% excluding currency gains), primarily as a result of increased sales of licensed watches and the addition of MICHELE(R) watches. Domestically, wholesale sales rose by 19.4%, which includes sales of $8.9 million and $5.2 million attributable to MICHELE and mass market watches, respectively. In total, MICHELE watches, acquired in the second quarter of 2004, contributed approximately $10.9 million in sales during the Fourth Quarter. Additionally, domestic sales growth in FOSSIL and RELIC(R) accessories and RELIC watches were partially offset by declines in FOSSIL watches, for which sales declined by 16.1% compared to the fourth quarter of fiscal 2003. Company-owned retail store sales increased 23.6% as a result of a 13% increase in the average number of stores opened during the quarter and comp-store sales gains of 7%. Worldwide net sales for fiscal 2004 increased 22.9% (18.9% excluding currency gains).

    Gross profit margin expanded by 290 basis points to 55.2% in the Fourth Quarter compared to 52.3% in the prior year period. The increase in gross profit margin is mainly attributable to stronger foreign currencies, primarily the Euro, increased gross profit margins for the FOSSIL domestic watch business and growth in the Company's higher margin producing international and retail stores segments as a percentage of consolidated net sales. The increase in FOSSIL margins is attributable to a higher sales mix of metal bracelet styles versus leather strap styles that generally result in higher average unit retail prices and increased margin. Gross profit margin increases were partially offset by an increase in sales mix related to lower margin mass market watch and accessory sales. For the year, gross profit margin increased by 190 basis points to 53.1% compared to 51.2% in Fiscal 2003.

    Operating expenses, as a percentage of net sales, increased to 37.4% in the Fourth Quarter compared to 34.4% in the comparable prior year period. Included in Fourth Quarter operating expenses is approximately $3.4 million in additional costs related to the translation impact of stronger foreign currencies into U.S. dollars and $4.7 million of operating expenses associated with new initiatives, including MICHELE, mass market and MICHAEL MICHAEL KORS(R) watches. Excluding this impact, operating expense increases were mainly driven by increased advertising expense, payroll and consulting costs. Advertising expense increased approximately $12.9 million to 11.6% of net sales compared to 8.6% of net sales in the Fourth Quarter of fiscal 2003. This increase was primarily due to increased cooperative advertising with customers related to the FOSSIL brand in the United States, increased media, outdoor and point-of-sale activity for the FOSSIL brand in Europe and new fixture roll-outs for certain other watch brands. Increased payroll and consulting costs were related to supporting: (i) new initiatives, such as Swiss-made watches and jewelry, (ii) the SAP implementation roll-out, (iii) the Company's
Sarbanes-Oxley Section 404 compliance project and (iv) the European consolidation effort. For the year, operating expenses as a percentage of net sales increased to 38.0% compared to 37.2% in Fiscal 2003.

    During the Fourth Quarter, improved gross profit margins were offset by increased operating expenses as a percentage of sales which resulted in the Company's operating profit margin remaining unchanged at 17.9% of net sales when compared to the prior year quarter. Operating income for the Fourth Quarter included approximately $9 million in additional income as a result of the effects of stronger foreign currencies. For the year, operating profit margin increased to 15.2% of net sales from 14.1% of net sales in Fiscal.

    The Company's effective income tax rate decreased to 34.0% and 35.8% during the Fourth Quarter and full year, respectively, compared to 36.9% and 37.6%, respectively, in the prior year comparable periods. This decrease was primarily related to a higher percentage of income generated from countries whose statutory income tax rates are lower than the Company's historical average income tax rate.

    The Company's balance sheet remained strong and included $191.7 million in cash and working capital of $365.7 million at January 1, 2005. Fiscal 2004 ending inventory of $179.2 million represents an increase of 41.3% compared to year-end inventory of $126.8 million in fiscal 2003. The Company indicated that the inventory percentage increase is misleading given the unusually low inventory levels at the end of Fiscal 2003. In fact, inventory at fiscal 2003 year-end rose by 4.1%, as compared to fiscal 2002, even as net sales grew by 17.8%. For comparison purposes the Company believes that a two-year assessment of its inventory growth in relationship to sales growth provides a better indication of its inventory position. Specifically, from Fiscal 2002 to Fiscal 2004 sales grew by 45% with inventory increasing by 47% during the same period. Accounts receivable at January 1, 2005 increased to $155.3 million at year-end compared to $119.9 million at January 3, 2004. Day's sales outstanding increased to 44 days for the Fourth Quarter compared to 42 days in the prior year period.

    As of January 1, 2005 the Company had purchased 180,000 shares of the 600,000 share repurchased plan announced in September 2004 at a cost of approximately $5.0 million. The Company anticipates continuing this program in 2005. The purpose of this share repurchase plan is to mitigate the dilutive impact of stock option grants during the course of the year under the Company's 2004 Long-Term Incentive Plan.

    Management currently estimates net sales growth for 2005 in the 15% to 17% range with no single quarter's growth in 2005 to be significantly above or below this range. This estimate is inclusive of approximately $10 million in incremental sales resulting from the Company's acquisition of its distributors in Taiwan and Sweden in January 2005. Full year 2005 gross profit margin is projected to slightly exceed 2004 levels as the Company's international businesses and retail segment are expected to continue to increase as a percentage of consolidated net sales. Management anticipates full year 2005 operating expenses, as a percentage of net sales, to remain relatively unchanged from 2004 levels as a result of continuing costs related to: (i) further development of the Company's jewelry and Swiss watch infrastructure, (ii) supporting the expanded footprint of its SAP operating system, (iii) continued higher levels of advertising expenditures as well as new fixture roll-outs and
(iv) costs associated with developing new licensed watch businesses, MARC JACOBS(R) and adidas(R), which are not expected to contribute significantly to net sales until 2006. These estimates assume the Euro to U.S. Dollar exchange rate remains near its current trading level.

    During 2005, pursuant to the American Jobs Creation Act of 2004, management expects to repatriate subsidiary earnings which were not considered indefinitely invested. As a result the Company will receive an 85% dividends received deduction for eligible dividends, resulting in a lower effective tax rate for 2005. Based upon preliminary estimates of amounts available for potential repatriation, management believes the Company's 2005 effective tax rate could be reduced to approximately 32%, which equates to an approximate one-time benefit of $0.09 diluted earnings per share for the year. The Company will use these funds on qualified expenditures in the United States in accordance with its approved Domestic Reinvestment Plan.

    The Company's initial guidance for 2005 does not include the effect of expensing stock options as required under new accounting rules, which the Company will implement during the third quarter of fiscal 2005.

    The Company currently estimates first quarter 2005 diluted earnings per share of approximately $0.26 compared to diluted earnings per share of $0.22 in the first quarter of 2004. For fiscal 2005, the Company currently estimates diluted earnings per share in a range of $1.53 to $1.57 compared to fiscal 2004 diluted earnings per share of $1.25. The Company's first quarter and full year guidance includes fully diluted estimated earnings per share gains of approximately $0.02 and $0.09, respectively, resulting from the estimated reduction in the Company's effective tax rate.

    Certain statements contained herein that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: general economic conditions, competition, acts of terrorism or acts of war, government regulation, changes in foreign currency valuations in relation to the United States Dollar and possible future litigation, as well as the risks and uncertainties set forth on the Company's Current Report on Form 8-K dated September 14, 2004.

    Fossil is a design, development, marketing and distribution company that specializes in consumer products predicated on fashion and value. The Company's principal offerings include an extensive line of fashion watches sold under the Company's proprietary and licensed brands. The Company also offers complementary lines of small leather goods, belts, handbags, sunglasses, jewelry and apparel. The Company's products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to the Company's e-commerce website at http://www.fossil.com . Certain product, press release and SEC filing information concerning the Company is available at the website.

    All share and per share data presented below has been adjusted to reflect the three-for-two stock split distributed to stockholders on April 8, 2004.

Consolidated Income
Statement Data (in 000's):

                                  For the 13     For the 13      For the 52      For the 52
                                    Weeks          Weeks           Weeks           Weeks
                                    Ended          Ended           Ended           Ended
                                  January 1,     January 3,      January 1,      January 3,
                                     2005           2004            2005            2004
                                 ------------   ------------    ------------    ------------
Net sales                        $    318,400   $    259,199    $    959,960    $    781,175
Cost of sales                         142,492        123,694         449,865         381,210
Gross profit                          175,908        135,505         510,095         399,965
Selling expenses                       91,572         71,323         270,789         225,686
Administrative exp.                    27,460         17,836          93,840          64,529
Operating income                       56,876         46,346         145,466         109,750
Interest expense                           15             36              30              62
Other (exp.) inc.- net                     72           (313)           (337)           (217)
Tax provision                          19,347         16,994          52,016          41,136
Net income                       $     37,586   $     29,003    $     93,083    $     68,335
Basic earnings
 per share                       $       0.53   $       0.42    $       1.32    $       0.98
Diluted earnings
 per share                       $       0.50   $       0.39    $       1.25    $       0.93
Weighted average shares
 Outstanding:
    Basic                              71,113         69,875          70,672          69,817
    Diluted                            74,736         73,491          74,462          73,182

Consolidated Balance
Sheet Data (in 000's):
                                  January 1,     January 3
                                     2005           2004
                                 ------------   ------------
Working capital                  $    365,678   $    313,561
Cash, cash equivalents
 and short-term investments           191,707        164,053
Accounts receivable                   155,301        119,852
Inventories                           179,167        126,789
Total assets                          782,341        587,541
Notes payable - current                26,924          2,805
Deferred taxes and other
 long-term liabilities                 43,539         32,861
Stockholders' equity                  526,514        423,426

SOURCE  Fossil, Inc.
    -0-                             02/22/2005
    /CONTACT: Mike Kovar, Chief Financial Officer of Fossil, Inc., +1-972-699-2229; or investor relations, Allison Malkin of Integrated Corporate Relations, +1-203-682-8200, for Fossil, Inc./
    /Web site:  http://www.fossil.com /